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                                                                      Exhibit 15





REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders of HEI, Inc.:

We have audited the balance sheet of HEI, Inc. as of August 31, 1997, and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended August 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HEI, Inc. as of August 31, 1997, and the results of its operations and its cash flows for the years ended August 31, 1997 and 1996, in conformity with generally accepted accounting principles.


PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
September 26, 1997